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                                                                  EXHIBIT 4.1(o)

                               SERVICE AGREEMENT

                            DATED 29TH OCTOBER 2004

                                (1) VERNALIS PLC

                                (2) JOHN SLATER


                                 ALLEN & OVERY

                                     London
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                                    CONTENTS

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CLAUSE                                                                                PAGE
1.     Definitions..................................................................    2
2.     Appointment..................................................................    2
3.     Duties.......................................................................    2
4.     Other Activities.............................................................    3
5.     Place of Performance.........................................................    3
6.     Remuneration.................................................................    3
7.     Expenses.....................................................................    4
8.     Car..........................................................................    4
9.     Hours of Work/Holiday........................................................    4
10.    Sickness/Injury..............................................................    4
11.    Pension/Life Insurance/Medical Insurance.....................................    5
12.    Grievances/Disciplinary Decisions............................................    5
13.    Confidentiality..............................................................    5
14.    Protection of Interests of the Company.......................................    6
15.    Inventions...................................................................    6
16.    Publicity....................................................................    7
17.    Liquidation/Amalgamation.....................................................    7
18.    Default......................................................................    8
19.    Termination..................................................................    8
20.    Change of Control............................................................    9
21.    Additional Particulars.......................................................    9
22.    Term and Termination.........................................................    9
23.    Continuing Terms.............................................................    9
24.    Notices......................................................................    9
25.    Entire Agreement.............................................................    9
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THIS AGREEMENT is made the 29th day of October 2004

BETWEEN:

(1) VERNALIS PLC (registered number 2304992) whose registered office is situated at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA (THE COMPANY); and

(2) JOHN SLATER of Woodlands, Mays Hill, Worplesdon, Guilford, Surrey GU3 3RJ (THE DIRECTOR).

NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS

      In this Agreement the following expressions shall have the following meanings:

      SUBSIDIARY means any company which for the time being is a subsidiary company (as such expression is defined by Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989) of any other company;

      ASSOCIATED COMPANY means any company which for the time being is a holding company (as such expression is defined by Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989) of the Company or any subsidiary of any such holding company;

      THE BOARD means the Board of Directors of the Company;

      TERMINATION DATE means the date on which the employment of the Director under this Agreement shall terminate for whatever reason irrespective of whether the Company shall have been in breach of this Agreement.

2.    APPOINTMENT

2.1 The Director shall be appointed General Counsel of the Company (which shall be deemed to be his job title for the purposes of this Agreement and of the Employment Rights Act 1996) unless amended by a letter in writing from the Company.

2.2 The appointment may be terminated by either party giving to the other not less than 12 calendar months prior notice in writing.

2.3 The Director will be appointed a Director of the Company and will remain so during the period of his employment by the Company.

3.    DUTIES

      During the continuance of his engagement hereunder the Director shall:

      (a) be responsible for corporate development and associated activities, legal services, including those of Company Secretary;

      (b) perform such duties and exercise such powers, authorities and discretions consistent with his role of General Counsel as the Company's Chief Executive Officer or the

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            Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Chief Executive Officer or the Board may from time to time reasonably impose;

      (c) use his best endeavours to promote the interests of the Company and those of its Subsidiary and Associated Companies for the time being and shall during normal business hours unless prevented by illness or other incapacity devote the whole of his time, attention and abilities to the business and affairs of the Company and its Subsidiary and Associated Companies, if any, for the time being;

      (d) in the discharge of such duties and in the exercise of such powers observe and comply with all relevant resolutions, regulations and directions from time to time made or given by the Board.

      (e) act as an officer of any Subsidiary or Associated Company or hold any other appointment or office as nominee or representative of the Company or any Subsidiary or Associated Company as directed by the Board.

4.    OTHER ACTIVITIES

      The Director shall not during the continuance of this Agreement without the consent of the Board (such consent not to be unreasonably withheld or delayed) directly or indirectly engage in any other business or be concerned or interested (within the meaning contained in Part VI of the Companies Act 1985) in the share capital of any other business save that he may be interested (defined as aforesaid) as a holder or beneficial owner of not more than five per cent. (5%) of any class of stock shares or debentures which are listed on any publicly quoted market.

5.    PLACE OF PERFORMANCE

      The Director's duties hereunder shall be performed at the Company's head office or at such other place as the Chief Executive Officer or Board shall from time to time reasonably direct and further the Chief Executive Officer or Board shall be at liberty to appoint the Director to serve any of its Subsidiary or Associated Companies if any for the time being (without further remuneration unless otherwise agreed) in his capacity as General Counsel.

6.    REMUNERATION

      As remuneration for his services hereunder the Director shall be entitled to a basic salary payable at the rate of two hundred and twenty five thousand pounds sterling ((pound)225,000) per annum (exclusive of any bonus award, pension contribution or share option grant which may from time to time be made by the Board) payable in equal monthly instalments (and proportionately for any lesser period each monthly instalment being deemed to accrue rateably from day to day) on the last day of every calendar month in arrears. Such remuneration shall be inclusive of any fees payable to him as a Director or other officer of the Company or of its Subsidiary or Associated Companies if any for the time being. The salary payable hereunder shall be variable upwards by decision of the Board and subject to review during the month of April 2005 and at least once in each financial year thereafter. The Company may in its absolute discretion award to the Director a non-pensionable annual cash bonus of up to a maximum of 60 per cent. of base salary dependant upon the achievement of performance targets which will be notified to the Director by the Board of Directors of Vernalis plc.

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7.    EXPENSES

      The Company shall pay to the Director all reasonable travelling entertainment and other expenses incurred by him in the performance of his duties under this Agreement. The Director shall, on being so required, provide the Company with vouchers or other evidence of actual payment of such expenses.

8.    CAR

      The Director will receive a non pensionable cash car allowance of (pound)12,600 per annum.

9.    HOURS OF WORK/HOLIDAY

9.1 The Director shall perform such hours of work as may from time to time be reasonably required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours which said normal hours shall for statutory purposes be deemed to be from 9.00 am to
      5.30 pm Monday to Thursday inclusive and 9.00 am to 4.15 pm on Friday.

9.2 The Director shall be entitled during every calendar year to a minimum of thirty (30) working days holiday in addition to bank or public holidays in the UK, or to such longer holidays as shall from time to time be agreed by the Board, during which his remuneration hereunder shall continue to be payable. Holidays shall be taken at such times as the Director and the Company's Chief Executive Officer shall consider most convenient having regard to the requirements of the Company's business. Holiday entitlement during the calendar year in which the Director's employment commences and ceases will be based on his length of service in the calendar year in question and will be proportionate to the whole year's entitlement. Up to five days holiday may be carried forward to the next holiday year but no further. On termination of employment the Director will be made a payment in respect of accrued but untaken holiday for that holiday year.

10.   SICKNESS/INJURY

10.1 In the event that the Director shall at any time be prevented by illness or other incapacity from properly performing his duties hereunder (and shall if required furnish the Board with evidence satisfactory to them of such incapacity) he shall be entitled to receive his full salary for the first six (6) months and one half of his full salary for the next consecutive period of six (6) months during which such incapacity shall continue;

10.2 Any salary received by the Director pursuant to the foregoing Clause 10.1 shall be inclusive of any payment which the Company is required to make in respect of Statutory Sick Pay. The Director shall keep the Company informed of the amount of any National Health Insurance sickness or injury benefits to which he is entitled (whether or not these are received) and which are not covered by Statutory Sick Pay and a deduction of the amount of such benefit will be made by the Company from any salary payable under the Clause 10.1;

10.3 Notwithstanding the provisions of Clause 2.2 of this Agreement, if the Director shall continue so incapacitated for a longer period than twelve
      (12) consecutive months or if he shall be so incapacitated at different times for more than twelve (12) months in any one period of eighteen (18) consecutive months then and in either of such cases the Company shall be entitled forthwith to terminate the engagement of the Director by notice in writing and thereupon the Director shall have no claim against the Company in respect of such termination. The length of the said notice to be given to the Director hereunder shall be the minimum period permitted by statute and dependent upon his length of service. The Company may not exercise its power to terminate the engagement of the Director under this

                                        4
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      clause 10.3 if the Director is, at the relevant time, in receipt of benefits under the income protection cover referred to in clause 11.4 below.

11.   PENSION/LIFE INSURANCE/MEDICAL INSURANCE

11.1 The Director shall be informed in writing whether a contracting out certificate is in force in respect of the employment of the Director.

11.2 The Director shall be entitled to receive a total monthly contribution payable by the Company into one or more appropriate pension schemes established by the Company, or into a personal pension scheme nominated by the Director, at a rate of 19% of a basic salary variable upwards by decision of the Board. Alternatively, at the Director's option and on such terms as may be agreed with the Company, the Company shall pay the Director an additional monthly cash allowance in lieu of all or part of any pension contributions by the Company less tax and National Insurance, provided this does not result in any additional cost to the Company. For the avoidance of doubt, this allowance shall not be taken into account in relation to the calculation of any salary related benefits.

11.3 While this Agreement continues a lump sum benefit shall be payable on the Director's death to such beneficiaries identified by the Director in any expression of his wishes delivered to the Company before his death. The benefit is equal to four times the Director's basic annual salary at his death.

11.4 The Director (and his spouse and dependant children living in the UK) shall be entitled to receive private health care. The Director shall also be entitled to income protection cover equivalent to 3/4 of basic salary (minus the State Incapacity Benefit). These benefits will be subject to the terms of the insurance or other arrangements under which the benefits are provided.

12.   GRIEVANCES/DISCIPLINARY DECISIONS

      Without prejudice to any rights he may have under this Agreement or operation of law should the Director have any question or grievance or be dissatisfied with any disciplinary decision concerning his employment hereunder, he should refer it to the Board whose decision shall be final and binding.

13.   CONFIDENTIALITY

13.1 In respect of Confidential Information of the Company or any Subsidiary or Associated Company, the Director will not, unless authorised to do so by the Board or by the Company's Chief Executive Officer or by a Court of competent jurisdiction, during the continuance of his employment or for a period of five (5) years thereafter:

      (a) use Confidential Information for his own benefit or the benefit of any other person; or

      (b)   disclose Confidential Information to any person; or

      (c) through any failure to exercise all reasonable care and diligence cause any disclosure of Confidential Information to any person.

13.2 Confidential Information shall include any information relating to research and development projects, inventions, processes, practical experience and methodology, technical and scientific data, specifications and formulae (whether or not patented or patentable) developed or acquired and owned or used by the Company any Subsidiary or Associated Company for the

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      subject of research, production programmes, lists or details of transactions of, or related to, the Company any Subsidiary or Associated Company with customers, commercial relationships (including collaboration agreements) of, or related to, the Company any Subsidiary or Associated Company, finances, business developments and future business strategy of, or related to, the Company any Subsidiary or Associated Company which the Company has designated as confidential from time to time. Confidential Information shall not include information which is in the public domain otherwise than by virtue of breach of obligations to the Company or any Subsidiary or Associated Company.

13.3 The Company may from time to time notify the Director of any additional categories of information with regard to the businesses or activities of the Company, Subsidiary or Associated Company which it regards as confidential and which will be the subject to the restrictions in this Clause.

14.   PROTECTION OF INTERESTS OF THE COMPANY

14.1 Until the expiration of 12 months from the termination of the Agreement the Director will not directly or indirectly solicit or entice away or endeavour to entice away from the Company, any Subsidiary or Associated Company any person employed by the Company or that Subsidiary or Associated Company in any executive, sales, marketing, research, or technical support capacity as at the date of the termination of this Agreement in order to procure that such a person be engaged or employed by any other company.

14.2 After the termination of this Agreement or, if later, the date of his ceasing to be a Director of the Company, the Director will not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company; and after the termination of this Agreement he will not represent himself or permit himself to be held out as being in any way connected with the business of any Subsidiary or Associated Company, except if and for so long as he remains a director or an employee of that Subsidiary or Associated Company.

15.   INVENTIONS

15.1 If at any time during the continuance of his employment the Director whether alone or with any other person, makes, discovers or develops any invention, product, process or idea which relates to or affects, or is capable of being used or adapted for use in or in connection with, the business or any product, process or intellectual property right of the Company or any Subsidiary or Associated Company, the invention, product, process, or idea will be the absolute property of the Company (except to the extent, if any, provided otherwise by Section 39 of the Patents Act
      1977).

15.2 The Director will promptly and fully disclose to the Company any and all inventions, products, processes, and ideas relating in any way to the actual or projected products, business or affairs of the Company or any Subsidiary or Associated Company and made or discovered wholly or partly by the Director during the period of the Director's employment by the Company.

15.3 All other intellectual property including original work, industrial and artistic designs, copyrights, trade marks and Confidential Information, relating to the business of the Company, any Subsidiary or Associated Company composed, written, made, designed, or discovered by the Director in the course of his employment with the Company shall belong, exclusively to the Company.

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15.4  The Director will, at the request and expense of the Company, do all things and sign all documents deemed by the Company necessary or appropriate:

      (a) to confirm or vest in the Company or any nominee of the Company all rights, interest and title in and to the Company's inventions and the intellectual property referred to in Clause 15.3;

      (b) to procure for the Company or its nominees, patent, design, copyright, trade mark or other protection for the Company's inventions and the intellectual property referred to in Clause 15.3 in the United Kingdom of Great Britain and Northern Ireland and in such territories as the Company may in its absolute discretion from time to time direct; and

      (c) to assign to the Company or its nominees the right to make application for patent, design, copyright, trade mark or other protection for the Company's inventions and the intellectual property referred to in Clause 15.3 under the laws of territories outside the United Kingdom of Great Britain and Northern Ireland and/or under any treaty or international convention and to claim for such applications whatever priority rights may be lawful.

15.5 Except insofar as the provisions of the Patents Act 1977 apply, the Director's employment by the Company and the remuneration received as one of its employees shall constitute his sole right of compensation for the performance of his obligations herein contained.

15.6 If the Director ceases to be employed by the Company and enters the employment of any Associated Company or of any company which purchases the whole or part of any of the businesses of the Company or any such Associated Company, the Company may assign its rights under this Clause to such Associated Company or purchaser in which event Clauses 15.1 to 15.7 of this Agreement shall (save for the enforcement by the previous employer of its rights hereunder) thenceforth be construed as if the expression the Company means such new employer.

15.7 There are no inventions or discoveries now owned wholly or partly by the Director which were made at a time when the Director was not employed by the Company, other than as disclosed in writing to the Company.

16.   PUBLICITY

      The Director shall not knowingly or recklessly at any time make any untrue statement in relation to the Company or any Subsidiary or Associated Companies and in particular shall not after the termination of this Agreement wrongfully represent himself as being employed by or connected with the Company or any Subsidiary or Associated Companies.

17.   LIQUIDATION/AMALGAMATION

      If before the expiration of this Agreement the employment of the Director hereunder shall be terminated by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation the Director shall be offered employment with the amalgamated or reconstructed company on terms not less favourable than the terms of this Agreement.

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18.   DEFAULT

      If the Director shall be guilty of any serious misconduct or any serious or (after due warning) persistent breach or non-observance of any of the conditions of this Agreement or shall neglect fail or refuse to carry out the duties properly assigned to him hereunder or shall become bankrupt or compound with his creditors, the Company shall be entitled summarily to terminate his employment hereunder without notice and the Director shall have no claim against the Company in respect of such termination notwithstanding anything contained elsewhere in this Agreement provided always that if any such act of misconduct or such breach or non-observance is capable of being remedied, the Director shall first be offered a reasonable opportunity to remedy the same prior to termination as aforesaid and, if and when so remedied, the employment of the Director hereunder shall continue without interruption.

19.   TERMINATION

19.1 This Agreement may be terminated by mutual agreement between the parties at any time or by either party giving 12 months notice in writing to the other.

19.2 On the termination of his employment for whatever reason the Director will promptly:

      (a) resign (if he has not already done so) from all offices held by him in the Company and any Subsidiaries or Associated Companies; and

      (b) deliver up to the Company all technical information, lists of customers, correspondence, documents and other property (including any car) relating to the business of the Company, any Subsidiary or Associated Company which may be in his possession or under his control; and

      (c) The Director irrevocably authorises the Company in his name and on his behalf to execute all documents and to all things necessary to effect the resignations referred to in Clause 19.2 in the event of his failure to do so.

19.3 Any termination of the employment of the Director will be without prejudice to his continuing obligations under this Agreement.

19.4 The Company has the right to suspend any of the Director's duties and powers during any period after notice of termination of the Agreement has been given by the Company or the Director. In particular, the Company may exercise this right where the Director resigns from the Company's employment in circumstances where it is reasonable for the Company to believe that he is or is about to become concerned in, or about to commence, a business which is, or is likely to be, competitive with any part of the business of the Company or any Associated or Subsidiary Company with which the Director was substantially engaged or concerned in the 12 months before the suspension started. Throughout any such period of suspension the Director's salary, pro rata bonus at a rate equivalent to the average bonus paid to him over the past three years and benefits to which he is entitled under this Agreement shall continue to be paid or provided by the Company. At any time during such period the Director will, at the request of the Board, immediately resign, without claim for compensation, his office as a director of the Company and any directorship or other office held by him in the Company or any Associated or Subsidiary Company. The period for which the restriction in Clause 14.1 applies shall be reduced by any other period over which the Company exercises its powers to suspend any of the Director's duties and powers under Clause 19.4.

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20.   CHANGE OF CONTROL

20.1 The Director shall be entitled at any time within six months after a Change in Control of the Company to terminate his employment by giving to the Company not less than 30 days prior notice in writing. Upon such termination or upon termination without notice by the Company during such six month period the Director shall be entitled to receive a payment forthwith by way of liquidated damages equal to 12 (twelve) times the Director's then monthly basic salary. The parties hereto agree that the sum set out in this sub-clause is a genuine pre-estimate of the Director's loss.

20.2 For the purposes of Clause 20.1 "Change of Control" of the Company shall take place on the date on which one person or a group of persons acting in concert holds, directly or indirectly, any shares in the Company which carry fifty per cent (50%) or more of the then voting rights of the Company and a Change of Control shall be deemed to have taken place upon Completion.

21.   ADDITIONAL PARTICULARS

      The following additional particulars are given for the purposes of the Employment Rights Act 1996:

      (a) except as otherwise provided by this Agreement, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holidays (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes.

22.   TERM AND TERMINATION

      This Agreement shall remain in full force and effect until such time as the Director's employment by the Company as defined in Clause 2.1 shall terminate for any reason, whereupon this Agreement will terminate.

23.   CONTINUING TERMS

      The expiration or determination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter and shall be without prejudice to any right or action already accrued to either party in respect of any breach of this Agreement by the other party.

24.   NOTICES

      Any notice to be given hereunder shall be in writing and be sufficiently served, in the case of the Director, by being delivered either personally to him or sent by registered post addressed to him at his usual or last known place of abode or, in the case of the Company, by being delivered at or sent by registered post or recorded delivery addressed to the Company's Chief Executive Officer at the Company's Registered Office and any such notice if so posted shall be deemed served three days following that on which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and dispatched.

25.   ENTIRE AGREEMENT

      The terms of this Agreement constitute the entire agreement and understanding between the parties hereto.

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IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

VERNALIS PLC                        )
executed this Agreement as a        )
Deed in the presence of:            )

                                          Director    /s/ Simon Sturge

                                          Director    /s/ A J Weir

Executed as a Deed by               )
JOHN SLATER                         )                 /s/ JAD Slater
in the presence of:                 )

/s/ A January
    ***

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